Exhibit 10.7

Execution Version

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), effective as of this 4th day of June, 2019 (the “Effective Date”) is entered into by and between Agrinamics, Inc., a Nevada corporation (the “Company”) and Matt Liotta (the “Executive”).

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which the Company and the Executive hereby acknowledge, the Company and the Executive agree as follows:

1. Employment.

1.1. Term. Subject to Section 3 hereof, the Company agrees to employ Executive, and Executive agrees to be employed by the Company, in each case pursuant to this Agreement, for a period commencing on the Effective Date until terminated as set forth in Section 2 below (the “Employment Period”).

1.2. Duties. During the Employment Period, Executive shall serve as the Chief Vision Officer and Chief Technology Officer of the Company (for purposes of this Section 1, “the Company” shall include any successor entity and businesses to be integrated in the future) and such other positions as the Company shall determine from time to time, and shall report directly to the Board of Directors (the “Board”), or such other person as may designated by the Company. In his position as the Chief Vision Officer and Chief Technology Officer of the Company, Executive shall perform duties customary for an executive with Executive’s title of a corporation similar to the Company’s size and nature, plus such additional duties, consistent with the foregoing, as the Board may reasonably assign. In addition, Executive shall work with other executives and employees of the Company on matters dealing with the Company (as defined in Section 2.4) as the Board may reasonably assign.

1.3. Exclusivity. During the Employment Period, Executive shall devote substantially all of his business time and attention to the business and affairs of the Company, shall faithfully serve the Company, and shall conform to and comply with the lawful and reasonable directions and instructions given to him by the Board, consistent with Section 1.2 hereof. During the Employment Period, Executive shall use his best efforts to promote and serve the interests of the Company, and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit; provided, however, that Executive may (a) serve any civic, charitable, educational or professional organization, (b) engage in any Permitted Activity (as defined herein), and (c) manage his personal investments, including but not limited to Argand Group, LLC, in each case so long as any such activities do not (x) violate the terms of this Agreement (including Section 3) or (y) materially interfere with Executive’s duties and responsibilities to the Company. “Permitted Activity” means performing consulting or other professional services for any customer, affiliate, or supplier of Company or of any Company affiliate.

1.4. Compensation. As compensation for the performance of Executive’s services hereunder, during the Employment Period, the Company shall pay to Executive a salary at an annual rate of one hundred fifty thousand Dollars ($150,000.00) payable in accordance with the Company’s standard payroll policies (the “Base Salary”). The Base Salary will be reviewed annually and may be adjusted upward (but not downward) by the board of directors of the Company (the “Board”) (or a committee thereof) in its discretion. Executive will be eligible to receive bonuses and to participate in any annual, short-term, long-term or variable compensation plans of the Company in accordance with any plan or decision the Board, or any committee or other person authorized by the Board, may in its sole discretion determine from time to time.

1.5. Employee Benefits; PTO. During the Employment Period, Executive shall be eligible to participate in such health and other group insurance, other employee and fringe benefit plans and programs customary for senior executives of similarly situated companies as are in effect from time to time. The Company reserves the right to establish, terminate, or amend any employee benefit plan or program at any time in the Board’s sole discretion. During the Employment Period, Executive shall be entitled to use up to fifteen (15) days of paid time off (“PTO”) days per calendar year, to be taken or carried over in accordance with the Company’s PTO policy. The number of PTO days is prorated for any partial calendar year of service during the Employment Period.

1.6. Business Expenses. The Company shall pay or reimburse Executive, upon presentation of appropriate documentation, in accordance with the expense reimbursement policy of the Company as approved by the Board (or a committee thereof) and in effect from time to time for all commercially reasonable out-of-pocket business expenses that Executive incurs during the Employment Period in performing his duties under this Agreement. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense or reimbursement described in this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (“Section 409A”), any expense or reimbursement described in this Agreement shall meet the following requirements: (i) the amount of expenses eligible for reimbursement provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement to Executive in any other calendar year; (ii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made in accordance with the Company’s expense reimbursement policy, but in any event no later than on or before the last day of the calendar year in which the applicable expense is either incurred or submitted to Company, whichever occurs last; (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit; and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses.

2. Employment Termination.

2.1. Termination of Employment. The Company may terminate Executive’s employment hereunder for any reason and at any time during the Employment Period, and Executive may voluntarily terminate his employment hereunder for any reason during the Employment Period upon not less than 15 days’ written notice to the Company (the date on which Executive’s employment terminates for any reason is herein referred to as the “Termination Date”). Upon the termination of Executive’s employment with the Company for any reason, Executive shall be entitled to (i) payment of any Base Salary earned but unpaid through the Termination Date, (ii) earned but unused vacation days paid out at the per-business-day Base Salary rate, (iii) benefits in accordance with the terms of any applicable Company arrangements and (iv) any unreimbursed expenses in accordance with Section 2.3 hereof (collectively, the “Accrued Amounts”).

2.2. Certain Terminations.

(a) Termination by the Company other than for Cause, Death or Disability. If Executive’s employment is terminated by the Company other than for Cause, death or Disability, in addition to the Accrued Amounts, Executive shall be entitled to continued payment of his Base Salary at the per payroll period rate in effect immediately prior to the Termination Date with such payments to be made on the Company’s regular payroll dates for a severance period of six (6) months following the Termination Date, and the foregoing payments shall begin on the first regular occurring payroll date following the date on which the Release (as hereinafter defined) has become effective (the foregoing payments, the “Severance Amount”). The Company’s obligations to pay the Severance Amount shall be conditioned upon: (i) Executive’s continued compliance with his obligations under Section 3 of this Agreement and (ii) Executive’s execution, delivery and non-revocation of a valid and enforceable general release of claims in form and substance satisfactory to the Company (the “Release”), within the applicable deadline set forth therein, but in no event later than forty-five (45) calendar days following the Termination Date. Notwithstanding the foregoing, if Termination Date occurs within ten (10) business days of the end of a calendar year, payment of the Severance Amount shall commence no earlier than the first payroll date in the following calendar year.

(b) Definitions. For purposes of Section 2, the following terms have the following meanings:

(i) “Cause” shall mean Executive’s having engaged in any of the following: (A) gross negligence, recklessness, or willful misconduct in the performance of any of his duties to the Company; (B) intentional failure or refusal to perform reasonably assigned duties, which is not cured to the reasonable satisfaction of the Board within 10 days after Executive receives from the Board written notice of such failure or refusal, which notice is given to Executive no later than 30 days after the Board becomes aware of such failure or refusal; (C) any conviction of, or plea of guilty or nolo contendere to, (1) any felony (other than motor vehicle offenses) or (2) any crime (whether or not a felony) involving fraud, theft or embezzlement, whether from a law of the United States or any state thereof or any similar foreign law to which Executive may be subject; (D) the Executive’s repeated failure or refusal to perform material responsibilities or duties or to follow the directions or instructions of the Company that are reasonable and appropriate for a Chief Vision Officer and Chief Technology Officer, (E) Executive’s breach of any material provision of this Agreement, it being understood and acknowledged by the Company that any or (F) any willful failure to comply with any written rules, regulations, policies or procedures of the Company which, if not complied with, would reasonably be expected to have a material adverse effect on the business or financial condition of the Company, which in the case of a failure that is capable of being cured, is not cured to the reasonable satisfaction of the Board within 10 days after Executive receives from the Company written notice of such failure, which notice is given to Executive no later than 30 days after the Board becomes aware of such failure. If the Company terminates Executive’s employment for Cause, the Company shall provide written notice to Executive of that fact on or before the Termination Date.

(ii) “Disability” shall mean Executive is entitled to and has begun to receive long-term disability benefits under the long-term disability plan of the Company in which Executive participates, or, if there is no such plan, Executive’s inability, due to physical or mental ill health, to perform the essential functions of Executive’s job, with or without a reasonable accommodation, for 180 days out of any 270 day consecutive day period.

(c) Section 409A. To the extent applicable, payments provided under this Agreement are intended to comply with, or be exempt from, the provisions of Section 409A. This Agreement shall be administered in a manner consistent with this intent, and any provision shall be amended to comply with Section 409A. If Executive is a “specified employee” for purposes of Section 409A, any Severance Amount required to be paid pursuant to Section 3.2 hereof, which is non-qualified deferred compensation that is subject to Section 409A, shall commence on the day after the first to occur of (i) the day which is six months from the Termination Date and (ii) the date of Executive’s death. For purposes of this Agreement, the terms “terminate,” “terminated” and “termination” mean a termination of Executive’s employment that constitutes a “separation from service” within the meaning of the default rules under Section 409A. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(d) Executive shall not be required to mitigate the amount of any payment or benefit which is to be paid or provided by the Company pursuant to this Section. Any remuneration received by Executive from a third party following termination of the employment shall not apply to reduce the Company’s obligations to make payments or provide benefits hereunder.

(e) Termination in the Event of Death. In the event of Executive’s death, the Company shall pay to his estate, legal representatives or named beneficiary or beneficiaries (as directed by Executive in writing) his Base Salary for a period of 90 days following his death.

2.3. Exclusive Remedy. The foregoing payments and benefits continuation upon termination of Executive’s employment shall constitute the exclusive severance payments and benefits continuation due Executive upon a termination of his employment.

2.4. Resignation from All Positions. Upon the termination of Executive’s employment with the Company for any reason, Executive shall automatically cease to be an officer and employee of the Company and its direct and indirect subsidiaries and affiliates. Executive shall be required to execute such writings as are required to effectuate the foregoing, but Executive shall be treated for all purposes as having so resigned upon termination of Executive’s employment, regardless of when or whether Executive executes any such documentation. If the Company is unable for any reason, after reasonable effort, to obtain Executive’s signature on any documents needed to evidence or effect Executive’s removal from such positions, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agents and attorneys in fact to act for and on Executive’s behalf to execute, verify, and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 2.4 with the same legal force and effect as if executed by Executive.

2.5. Cooperation. Following the termination of Executive’s employment with the Company for any reason, Executive shall reasonably cooperate with the Company upon reasonable request of the Board and be reasonably available to the Company (taking into account Executive’s personal and business commitments) with respect to matters arising out of Executive’s services to the Company and its subsidiaries or divisions.

3. Unauthorized Disclosure; Non-Competition; Non-Solicitation; Interference with Business Relationships; Proprietary Rights.

3.1. Unauthorized Disclosure. Executive agrees and understands that in Executive’s position with the Company, Executive has been and will be exposed to and has received and will receive information relating to the confidential affairs of the Company, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company and other forms of information considered by the Company to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, “Confidential Information”). Confidential Information shall not include information that is generally known to the public or within the relevant trade or industry other than due to Executive’s violation of this Section 3.1 or disclosure by a third party without binder of secrecy, provided that, to the best of your knowledge, such third party has no obligation to the company to maintain such information in confidence. Executive agrees that at all times during Executive’s employment with the Company and thereafter, Executive shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each, a “Person”) without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with his employment with the Company or to enforce the terms of this Agreement, unless required by law to disclose such information, in which case Executive shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of Executive’s employment with the Company, Executive shall promptly return to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to Executive during or prior to Executive’s employment with the Company relating to the confidential affairs of the Company, and any electronic or other copies thereof in his (or reasonably capable of being reduced to his) possession; provided, however, that nothing in this Agreement or elsewhere shall prevent Executive from retaining and utilizing: documents relating to his personal benefits, entitlements and obligations, documents relating to his personal tax obligations, and the like, and such other records and documents as may reasonably be approved by the Company. The foregoing shall not apply to any information in Executive’s possession that is both related to a Permitted Activity and that is not Confidential Information.

3.2. Non-Competition. By and in consideration of the Company’s entering into this Agreement, and in further consideration of Executive’s exposure to the Company’s Confidential Information, Executive agrees that Executive shall not, during the Employment Period and for one (1) year following the Termination Date (the “Restriction Period”), in any territory in which Executive provided services, had a material presence or influence, or about which Executive had Confidential Information concerning, during Employee’s employment with the Company, directly or indirectly, engage or participate or have any ownership or other financial interest in, or in any way assist (as an officer, director, employee, agent, consultant, investor, partner, shareholder or otherwise) any Person to engage in, any business or enterprise that directly competes with the Company or its business; provided, however, that this provision shall not prohibit Executive from acquiring, solely as an investment, securities of any Person listed on a national securities exchange or regularly traded in the over-the-counter market (including any such Person that is subsequently taken private) of not more than one percent (1%), so long as Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof.

3.3. Non-Solicitation of Employees. During the Restriction Period, Executive shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) for employment any person who is or within 6 months prior to the date of such solicitation was an employee of the Company. The foregoing restriction will not apply to the placement of general advertisements or other notices of employment opportunities that are not targeted, directly or indirectly, to any current or former employee of the Company otherwise covered by the scope of such restriction so long as Executive is not personally involved in the recruitment or hiring of any such employee subsequent to such general advertisement or other notice.

3.4. Interference with Business Relationships. During the Restriction Period (other than in connection with carrying out his responsibilities for the Company), Executive shall not directly or indirectly induce or solicit (or assist any Person to induce or solicit) any customer or client of the Company or any member of the Company for which Executive had contact or dealings on behalf of the Company during the Employment Period to terminate its relationship or otherwise cease doing business in whole or in part with the Company, or directly or indirectly interfere with (or assist any Person to interfere with) any material relationship between the Company and any of its customers or clients for which Executive had contact or dealings on behalf of the Company so as to cause harm to the Company. The foregoing shall not apply to any Permitted Activity.

3.5. Confidentiality of Agreement. Other than with respect to information required to be disclosed by applicable law, Executive agrees not to disclose the terms of this Agreement to any Person; provided, however, Executive may disclose this Agreement and/or any of its terms to Executive’s immediate family, financial advisors and attorneys, so long as Executive instructs every such Person to whom Executive makes such disclosure not to disclose the terms of this Agreement further. Any time after this Agreement is filed with the Securities and Exchange Commission or any other government agency by the Company and becomes a public record, this provision shall no longer apply.

3.6. Remedies. Executive agrees that any breach of the terms of this Section 3 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; therefore, Executive also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by Executive and/or any and all Persons acting for and/or with Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity, including, without limitation, the obligation of Executive to return any portion of the Severance Amount paid by the Company to Executive as set forth in the last sentence of this Section 3.6. The terms of this Section 3.6 shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from Executive. Executive and the Company further agree that the provisions of the covenants contained in this Section 3 are reasonable and necessary to protect the business of the Company because of Executive’s access to Confidential Information and his material participation in the operation of the Company’s businesses. In the event that Executive willfully and materially breaches any of the covenants set forth in this Section 3, then in addition to any injunctive relief, Executive will promptly return to the Company any portion of Severance Amount that the Company has paid to Executive.

3.7. NOTICE OF IMMUNITY FROM LIABILITY FOR CONFIDENTIAL DISCLOSURE OF A TRADE SECRET TO THE GOVERNMENT OR IN A COURT FILING: Notwithstanding anything herein to the contrary, under the Federal Defend Trade Secrets Act of 2016, Executive acknowledges that the Company has advised him that he may not be held criminally or civilly liable under any Federal or State trade secret law for any disclosure of a trade secret that (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive acknowledges that the Company has also advised him that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order. The Company has also advised Executive that nothing herein is intended, or should be construed, to affect the immunities created by the Defend Trade Secrets Act of 2016, nor will anything be construed to prevent Executive from filing a charge with any state or federal agency, including, without limitation, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, or any other government agency relating to Executive’s employment with the Company or otherwise or participating in its investigation. Executive agrees, however, that in the event that he files or pursue any such charge, he waives and releases all rights to recover or receive any monetary damages or other forms of monetary relief arising from or related to such charge, except as otherwise prohibited by law.

4. No Conflicts. Executive represents and warrants that (A) he is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits his ability to enter into and fully perform his obligations under this Agreement and (B) he is not otherwise unable to enter into and fully perform his obligations under this Agreement.

5. Non-Disparagement. From and after the Effective Date and following the termination of Executive’s employment with the Company, each of Company and Executive respectively agrees not to make any statement, whether direct or indirect, whether true or false, that is intended to become public, or that should reasonably be expected to become public, that criticizes, ridicules, disparages or is otherwise derogatory of the other party, any of its employees, officers, directors or stockholders. For clarification, this Section in no way limits Executive or Company from enforcing any of their respective rights under this Agreement or pursuing any claims against the other party, any of its employees, officers, directors or stockholders.

6. Withholding. All amounts paid to Executive under this Agreement during or following the Employment Period shall be subject to withholdings and other employment taxes imposed by applicable law. Executive shall be solely responsible for the payment of all taxes imposed on him relating to the payment or provision of any amounts or benefits hereunder.

7. Miscellaneous.

7.1. Indemnification. To the extent provided in the Company’s By-Laws and Certificate of Incorporation, or, if greater, to the maximum extent permitted by law, the Company shall indemnify Executive for losses or damages incurred by Executive as a result of all causes of action arising from Executive’s performance of duties for the benefit of the Company, including attorneys’ fees, whether or not the claim is asserted during the Employment Period. Executive shall be covered under any directors’ and officers’ insurance that the Company maintains for its directors and officers in the same manner and on the same basis as the Company’s other directors and officers.

7.2. Amendments and Waivers. This Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the Company and the Executive; provided, however, that the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

7.3. Assignment; Third-Party Beneficiaries. This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive, and any purported assignment by Executive in violation hereof shall be null and void. Nothing in this Agreement shall confer upon any Person not a party, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, except (i) the personal representative of the deceased Executive may enforce the provisions hereof applicable in the event of the death of Executive and (ii) the Company may enforce the provisions of Section 3. The Company is authorized to assign this Agreement to a successor to substantially all of its assets.

7.4. Notices. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by hand, by electronic transmission in PDF format or similar format, or by an internationally recognized private courier. Notices delivered by hand shall be deemed delivered when actually delivered. Notices given by an internationally recognized private courier shall be deemed delivered on the date delivery is promised by the courier. Notices given by electronic transmission shall be deemed given on the date transmitted. All notices shall be addressed as follows:

If to the Company:

Agrinamics, Inc.

[    ]

Attention: Matthew Liotta

Email: [    ]

With a copy to:

Perkins Coie LLP

1900 16th Street, Suite 1400

Denver, CO 80202

Attention: Timothy Fete

Email: TFete@perkinscoie.com

If to Executive:

Matt Liotta

[    ]

Email: [    ]

All such notices, requests, consents and other communications shall be deemed to have been given when received. Either party may change its address or e-mail address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

7.5. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado, without giving effect to the conflicts of law principles thereof. THIS AGREEMENT HAS BEEN EXECUTED AND DELIVERED IN AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF COLORADO. EACH OF THE PARTIES HERETO AGREES TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT WITHIN THE STATE OF COLORADO, WITH RESPECT TO ANY CLAIM OR CAUSE OF ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS THAT ALL SERVICES OF PROCESS BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO IT AT ITS ADDRESS AS SET FORTH IN SECTION 7.4, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED WHEN RECEIVED. EACH OF THE PARTIES HERETO WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND WAIVES ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER. NOTHING IN THIS PARAGRAPH SHALL AFFECT THE RIGHTS OF THE PARTIES HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. If any legal action or other proceeding, including arbitration, is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses, even if not taxable as court costs, incurred in that action or proceeding (including appeals), in addition to any other relief to which such party or parties may be entitled.

7.6. Severability. Whenever possible, each provision or portion of any provision of this Agreement, including those contained in Section 3 hereof, will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Agreement, including those contained in Section 3 hereof, is not reasonable or valid, either in period of time, geographical area, or otherwise, the Parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

7.7. Entire Agreement. From and after the Effective Date, this Agreement and any other agreement Executive is required to enter into by the Company related to the subject matter hereof constitutes the entire agreement between the Parties, and supersedes all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the Parties with respect to the subject matter hereof.

7.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

7.9. Survivorship. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the Parties hereto, including, without limitation, with respect to Executive’s obligations set forth in Section 3, shall survive such expiration or other termination to the extent necessary to carry out the intentions of the Parties under this Agreement.

7.10. Binding Effect. This Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the Parties, including, without limitation, Executive’s heirs and the personal representatives of Executive’s estate and any successor to all or substantially all of the business and/or assets of the Company.

7.11. General Interpretive Principles. The name assigned this Agreement and headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations. Any reference to a Section of the Internal Revenue Code of 1986, as amended, shall be deemed to include any successor to such Section.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Executive Employment Agreement as of the date first written above.

AGRINAMICS, INC.

By:	/s/ Matt Liotta
Matt Liotta
President

EXECUTIVE

/s/ Matt Liotta
Matt Liotta

[Signature Page to Executive Employment Agreement]